UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2012

Savient Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15313

DE	13-3033811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Tower Center
East Brunswick, NJ 08816
(Address of principal executive offices, including zip code)

732-418-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 7, 2012, Savient Pharmaceuticals, Inc. (the "Company") received a letter from The NASDAQ Stock Market ("NASDAQ") indicating that for 30 consecutive business days the Company did not maintain a minimum Market Value of Listed Securities ("MVLS") of $50,000,000 as required by NASDAQ Listing Rule 5450(b)(2)(A). NASDAQ also noted that the Company is not in compliance with the Total Assets and Total Revenues Standard of $50,000,000 each for two of the last three fiscal years as required by NASDAQ Listing Rule 5450(b)(3)(A). The Company was previously notified by the NASDAQ that it is not in compliance with the minimum bid price of $1.00 per share as required by NASDAQ Listing Rule 5450(a)(1) (the "Minimum Bid Price Requirement").

The notification of non-compliance has no immediate effect on the listing or trading of the Company's common stock on The NASDAQ Global Market. Under the NASDAQ Listing Rules, if during the 180 calendar days following the date of the notification (that is, prior to February 3, 2013) the Company's MVLS is at or above $50,000,000 for a minimum of 10 consecutive business days, the Company will regain compliance with the MVLS requirement and the matter will be closed, provided that the Company has regained compliance with the Minimum Bid Price Requirement prior to this date.

If the Company does not regain compliance with the MVLS requirement by February 3, 2013, NASDAQ will provide written notification to the Company that its common stock is subject to delisting. At that time, the Company may appeal NASDAQ's determination to a NASDAQ Hearing Panel. Alternatively, Nasdaq Marketplace Rules may permit the Company to transfer its common stock to The Nasdaq Capital Market prior to December 26, 2012 (the expiration date of the 180 grace period for compliance with the Minimum Bid Price Requirement) if the Company's common stock satisfies the criteria for continued listing on that market.

The Company intends to continue to monitor its MVLS and the bid price for its common stock between now and February 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: August 13, 2012	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP & General Counsel